Exhibit 10.2

Executive Employment Agreement

This Employment Agreement (“Agreement”) effective April 1, 2022 is entered into between Bright Green Corporation (the “Company”) and Edward A. Robinson (“Employee”). The Company and Employee are collectively referred to as the “Parties.”

This Agreement is being executed and delivered as consideration for, in connection with, and as a condition precedent to your employment or continued employment with the Company. In consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Employment

The Employee shall serve as CEO. During the Employment Period, the Employee shall report directly to Chairman of the Board or such other individual designated by the Company. The Employee will be responsible for such duties customarily associated with his position, as well as other duties and services as may be assigned from time to time.

The Employee agrees to abide by the Company’s rules, regulations, instructions, personnel practices and policies and any changes therein that may be adopted from time to time by the Company. Employee will devote Employee’s time, attention, and efforts to the performance of Employee’s duties under this Agreement, will serve the Company faithfully and diligently, and will not engage in any other employment while employed by the Company.

2. Compensation and Benefits.

A. Base Salary. The Company will pay to Employee, as full compensation for the services rendered by Employee during Employee’s employment under this Agreement a base salary of $540,000 per year (the “Base Salary”) to be paid in equal installments of $45,000, subject to the Company’s payroll schedule and customary withholdings. The Base Salary may be adjusted from time to time based on performance or other factors in the Company’s discretion.

Notwithstanding the foregoing, the parties agree that for the calendar year of 2022 the monthly payment will be $6,750, with a deferred monthly payment of $38,250. The cumulative amount due of $344,250 is payable on or before December 15, 2022.

B. Bonus Compensation. Employee shall be eligible to receive annual target bonus of one hundred percent (100%) of Executive’s Base Salary to be awarded based on such individual, departmental and company-wide performance criteria or other factors, as the Board may deem appropriate. Performance objectives established by the Board or a duly constituted committee of the Board must be communicated in advance to Executive. Absent the issuance of such in written format to the Executive the performance criteria are assumed to be satisfied and the bonus payable within 30 days of the calendar year close.

C. Employee will not be entitled to receive a bonus for any calendar year unless Employee remains an employee of the Company through the date on which such bonus is paid.

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D. Benefits.

1. Employee will be entitled to participate in any group insurance, medical, pension, retirement, expense reimbursement, or other plans, programs, or benefits the Company offers to employees, according to the terms of those plans or programs. The Company is not obligated to adopt or maintain any particular plan, program, or benefit and may amend, modify or terminate any plan, program or benefit at any time with or without advance notice to Employee.

2. Given the absence of a medical benefits program at this time, employee shall be entitled to a company paid annual physical, at a medical facility of the employee’s choice.

3. Employee shall be entitled to paid time off (PTO) in a form and manner that does not diminish the employee’s ability to fulfill his duties and responsibilities.

E. Location. The Company acknowledges and agrees that the employee will work remotely in a jurisdiction of the Employee’s choice, traveling to Grants, New Mexico, or whatever other location is appropriate at this time to conduct business, on an as needed basis.

F. Equity Awards. Employee will be eligible to receive such stock option awards or other forms of equity incentive awards that the Company’s board of directors may award to the Employee from time to time in the board’s sole discretion.

G. Reimbursement for Expenses. The Company will reimburse the Employee for all reasonable expenses, including reasonable travel expenses, incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with applicable Company policies and procedures and upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. The Company agrees that Executive may travel First Class where and when available and stay in similarly qualified overnight accommodations.

H. Survival of Compensation & Benefits. In the event of the Executives death or permanent incapacitation all sums owing to the Executive at such time shall be paid to Elaine A. Robinson, or if she does not survive the Executive, such other beneficiary as specified in any Trust of Will.

3. Employment Term.

A. No Set Length of Employment. This Agreement does not guarantee any specific length of employment, except as specifically provided in this Section.

B. Unilateral Decision of the Company or Employee. Either the Company or the Employee may end Employee’s employment, for any or no reason, upon 90 days’ written notice to the other party.

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C. Death. Employee’s employment will be automatically terminated, without notice, effective upon the date of Employee’s death.

D. Disability. The Company may terminate Employee’s employment, without providing 90 days’ notice, if Employee is unable to perform the essential functions of Employee’s then-existing position or positions under this Agreement, with or without reasonable accommodation, for a period of 180 days (which need not be consecutive) in any 12-month period. If any question arises as to whether during any period Employee is unable to perform the essential functions of Employee’s then existing position or positions, with or without reasonable accommodation, the Company may require the Employee to submit a medical certification providing additional information providing details about any disability and the expected length of disability. Nothing in this Section will be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.

E. Termination for Cause. The Employee may be terminated by the Company immediately and without notice for Cause. Cause shall mean: (1) a finding by the Company that (i) the Employee has failed or refused to satisfactorily perform his assigned duties for the Company or that (ii) the Employee has engaged in fraud, dishonesty, misconduct, gross negligence, or otherwise acted in willful disregard for the Company’s best interests; (2) the Employee’s conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving moral turpitude or related to the Company’s business, or to any felony; (3) a finding by the Company that the Employee has breached Employee’s fiduciary duty to the Company, including, but not limited to, the Employee usurping Company opportunities or engaging in self-dealing; (4) a finding by the Company that the Employee has violated Company policy or procedure; or (5) a material breach of this Agreement, as determined by the Company in its sole discretion.

F. Involuntary Termination Without Cause or Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause (as defined below), provided the Company may not terminate the Executive for Cause unless and until the Executive has been given a reasonable opportunity to appear in person before a meeting of the Board with his counsel and given and adequate opportunity to be heard. Executive may resign with or without Good Reason.

(i) If Executive is terminated by the Company for any reason or the Executive resigns with or without Good Reason, the Company will pay Executive the Accrued Obligations.

(ii) If Executive is terminated by the Company without Cause (excluding any termination due to death or Disability (as defined above), or Executive resigns for Good Reason (as defined below), then, in either case, and subject to the limitations of Executive shall be entitled to receive:

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(1) severance pay in the form of a lump sum payment equal to two times Executive’s Base Salary and target annual bonus, as then in effect (less applicable withholding) within sixty (60) days following Executive’s termination of employment;

(2) 100% accelerated vesting of all of Executive’s then unvested stock options, restricted stock units and other equity-based awards, if any; and

(3) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of thirty-six (36) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. if the Company determines that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump sum payment in an amount equal to thirty six months of the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made within sixty (60) days of Executive’s termination of employment regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii) Upon a Change in Control Executive is entitled to:

(a)	compensation in the form of a lump sum payment equal to two times Executive’s Base Salary and target annual bonus, as then in effect (less applicable withholding) within sixty (60) days following such Change in Control.

(b)	vesting on all of Executive’s then unvested stock options, restricted stock units and any other equity-based awards shall be accelerated such that no less than 100% are fully vested as of the date of the Change in Control. Except as specifically revised by this Agreement, the exercise of Executive’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s applicable stock plan and stock agreements.

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(b) Conditions Precedent. Any severance payments and/or benefits contemplated by this Section above are conditional on Executive:

(i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement;

(ii) delivering, and not revoking, in the form reasonably acceptable to the Company, a general release of claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders, (a “Release”) that becomes effective and irrevocable by the sixtieth (60th) day following the termination of Executive’s employment (the “Release Deadline”).

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent:

(1) there is a material reduction of the level of Executive’s compensation (except where there is a general reduction applicable to the management team generally);

(2) the Executive is no longer the Chief Executive Office of the Company or the Executive no longer reports directly to the Board;

(3) there is a material reduction in Executive’s responsibility, duties or authority;(4) there is a material breach of this Agreement by the Company; or,

(5) a change in the geographic location at which Executive must perform Executive’s services.

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4. Confidential Information.

A. “Confidential Information” shall mean and include, without limitation, all non-public Company information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company and its business and operations, including without limitation, any trade secrets or know-how, Programs and other computer software programs in both source code and object code form (including, without limitation, Programs) and any rights relating thereto, information relating to any product (whether actual or proposed), development (including any improvement, advancement or modification thereto), technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), any operational and management guidelines, any corporate and commercial policies, any cost, pricing or other financial data or projections, the identity and background of any customer, prospect or supplier, and any other information which is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company may, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure.

B. Use and Disclosure. Employee agrees that at all times during and after his/her employment with the Company, Employee shall: (i) hold the Confidential Information in confidence and refrain from disclosing or transmitting any Confidential Information to any other party; (ii) use the Confidential Information solely in connection with his/her employment with the Company and for no other purpose; and (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company.

C. Return of Confidential Information. Upon Employee’s separation of employment with the Company for any reason, Employee shall, within thirty (30) business days after the separation, inventory and deliver to the Company all Confidential Information in his or her possession, custody, or control, without retaining any copies, extracts or other reproductions, whether in hard copy or electronic form, in whole or in part thereof.

D. Ordered Disclosure. If Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Employee shall disclose only that portion of the Confidential Information that Employee is ordered and legally obligated to disclose.

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E. Pursuant to the Defend Trade Secrets Act of 2016, the Employee shall not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, state or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. The Employee may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. If the Employee files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5. Restrictive Covenants.

A. Employee acknowledges that in connection with the employment, Employee will have access to specific trade secrets, Confidential Information (as defined herein), including but not limited to confidential business lists, other confidential records, cannabis standard operating procedures, customer goodwill, and specialized training belonging to the Company, any or all of which have great competitive value to the Company, the misuse of which would cause the Company irreparable harm, and which justify the reasonable restraints on Employee’s post-employment activities as set forth in this Agreement.

Non-Solicitation.

i. Employee agrees that, for a period of twelve (12) months following the end of Employee’s employment with the Company, whether the separation is initiated by the Employee or Company for any reason, Employee shall not directly or indirectly hire, offer to hire, employ, or cause any business directly or indirectly controlled by him/her or that employs him/her, to hire, offer to hire, or employ any person who was employed by the Company at any time during the last twelve (12) months of Employee’s employment, or in any manner solicit, attempt to solicit, or induce any such person to leave his/her employment with the Company.

ii. Employee agrees that, for a period of twelve (12) months following the end of Employee’s employment with the Company, whether the separation is initiated by Employee or the Company for any reason, Employee shall not solicit (i) any business or individual with whom (or which) Employee had material contact, or whose Company account Employee handled or managed, at any time during the last twelve (12) months of his/her employment, where such solicitation is related to growing of cannabis; (ii) any business or individual about whom (or which) Employee obtained or reviewed Confidential Information at any time during the last twelve (12) months of his/her employment, where such solicitation is related to the growing of cannabis; and (iii) any person or entity who (or which) is a customer or vendor of the Company to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company.

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Non-Competition.

iii. Employee agrees that Employee will not, for a period of twelve (12) months following the end of Employee’s employment with the Company, whether the separation is initiated by Employee or the Company (for any reason), Perform Services for, or on behalf of, any Competitor in New Mexico.

iv. Employee further agrees that, absent written permission from the Company, which permission shall not be unreasonably withheld, Employee will not, for a period of twelve (12) following the end of Employee’s employment with the Company, whether such separation is initiated by Employee or the Company, engage in the growing of Cannabis in New Mexico or in connection with any related business located within New Mexico.

v. The Parties acknowledge and agree that this Section 4(c) is intended to encompass any activity or conduct undertaken within New Mexico, as well as any activity or conduct directed toward the Restricted Area from outside the Restricted Area, regardless of the actual physical business address or location of Employee at the time the activity or conduct is undertaken.

B. Judicial Modification. In the event a court concludes that twelve (12) months is an unreasonable period of time for any particular restriction in Section 4, such restriction will end at the earlier of six (6) months after Employee’s employment with the Company ends, or the Court’s decision.

C. Future Employment. Employee will notify any potential employer of the restrictive covenants set forth in this Agreement before Employee accepts any offer of employment with any individual or any business engaged in growing cannabis or any other cannabis related business in the Restricted Area which the Company is engaged at any time during the last nine (9) months of Employee’s employment.

D. Good Reason For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent:

(1) there is a material reduction of the level of Executive’s compensation (except where there is a general reduction applicable to the management team generally),

(2) the Executive is no longer the Chief Executive Office of the Company or the Executive no longer reports directly to the Board,

(3) there is a material reduction in Executive’s responsibility, duties or authority;

(4) there is a material breach of this Agreement by the Company; or

(5) a change in the geographic location at which Executive must perform Executive’s services.

E. Definitions.

i. “Company’s Industry” means the agricultural endeavor of farming cannabis.

ii. “Competitor” means similarly situated companies in the industry “Perform Services” means any of the following activities within the Restricted Area, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant: (1) performing any kind of services or duties related to growing cannabis (2) selling, marketing, managing, or brokering products related to growing cannabis; (3) formulating, reviewing, or implementing long or short-term marketing, sales, or operational strategies related to growing cannabis; (4) conducting, participating in, or otherwise assisting any review of the prices or rates charged by a business engaged in the growing of cannabis.

iii. “Restricted Area” means Grants, New Mexico, in which Employee Performed Services during the last twelve (12) months of his or her employment with the Company.

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6. Ownership of Work Product/Inventions.

A. Ownership or Rights. Employee agrees and acknowledges that all (i) Work Product that is conceived, created, designed, developed or contributed by Employee in his/her capacity as an employee or contractor of the Company is deemed to be within the scope of his/her employment, and (ii) “works made for hire” under the U.S. Copyright Act (or other applicable statute), and all worldwide rights, title and interest in and to any and all Work Product, shall be and remain the exclusive property of the Company, free from any legal or equitable claim of right, title or interest which Employee might have in or with respect thereto.

B. Assignment of Rights. Employee acknowledges that all Work Product that is not covered by Section 6(a) above shall be deemed to have been specifically ordered or commissioned by the Company, and in consideration of the compensation and other benefits provided to Employee, Employee hereby assigns, transfers and conveys to the Company any and all worldwide right, title and interest that he or she may have in or to the Work Product, including without limitation, any right, title and interest in or to the Work Product arising under trade secret, copyright, mask work, patent laws or any other laws. During and after the term of Employee’s employment with the Company, Employee shall from time to time and when requested by the Company and at the Company’s expense, but without further consideration to Employee: (i) execute all paper and documents and perform all other acts necessary or appropriate, in the sole discretion of the Company, to evidence or further document the Company’s ownership of the Work Product and the above-mentioned proprietary rights therein.

C. “Work Product” shall mean and include, without limitation, any and all Company Programs, products, designs, works, discoveries, inventions and improvements, and other results of Employee’s employment with the Company that may be conceived, developed, produced, prepared, created or contributed to (whether at the Company’s premises or elsewhere) by the Employee, acting alone or with others, during the period of his/her employment with the Company (or at any time after the termination of Employee’s employment if derived from, based upon or relating to any Confidential Information).

D. “Programs” shall mean and include, without limitation, ideas, routines, object and source codes, specifications, flowcharts and other material and documentation, together with all information, data and know-how, alterations, corrections, improvements and upgrades thereto.

7. Other Agreements. The Employee hereby represents that Employee’s performance of all the terms of this Agreement and the performance of Employee’s duties as an employee of the Company does not, and will not, breach any agreement to keep in confidence confidential information, knowledge or data acquired by the Employee in confidence or in trust prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee also represents that he will not disclose to the Company or induce the Company to use any confidential information, knowledge or material belonging to any previous employer or others.

8. Assignment. Neither party may assign, transfer or convey this Agreement without the other party’s prior written consent. Notwithstanding the forgoing, this Agreement will be binding upon and inure to the benefit of the heirs, executors and legal representatives of Executive upon Executive’s death.

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9. Compliance with Section 409A of the Internal Revenue Code. All payments under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations thereunder. References in this Agreement to “termination of employment” or any words to similar effect shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). The Parties intend that if any payments hereunder are paid in two or more installments, each installment of such payments shall constitute a separate “payment” for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Employee’s employment with the Company terminates, Employee is a “specified employee” (as such term is defined under Treasury Regulation Section 1.409A-1(i)) of the Company and (ii) that any payment or payments to be provided to Employee pursuant to this Agreement constitute deferred compensation (as defined within applicable regulations under Section 409A of the Code after taking into account all applicable exemptions) payable on account of a “separation from service” (as defined in Treasury Regulation Section 1.401(a)-1(h)), then such payments shall be delayed until after the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Employee’s death. Any payments delayed pursuant to this Section 9 shall be made in lump sum on the first day of the seventh month following Employee’s separation from service, or, if earlier, the date of Employee’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (b) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

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10. Governing Law; Venue and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of Florida, without regard to principles of conflict of laws. The Parties agree that any action, suit or proceeding arising out of or relative to this Agreement or the relationship of Employee and Company shall be instituted only in the state or federal courts located in Florida. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by mail (registered or certified where possible, return receipt requested), postage prepaid, mailed to such party at the address set forth herein.

11. Waiver; Survival. The obligations of Employee under this Agreement shall survive termination of Employee’s employment by the Company. Any failure on the part of the Company to insist upon the performance of this Agreement or any part hereof shall not constitute a waiver of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right.

12. Severability. If any provision of this Agreement, or any part thereof, is held by a court to be unenforceable, the Parties agree that the court making such determination shall have the power to sever or otherwise delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and in its reduced form, such provision shall then be enforceable and shall be enforced.

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior discussions and agreements, written or oral, with respect thereto.

14. Amendments. This Agreement may not be amended or modified except by a writing validly executed by both Parties.

15. Notices. All notices, requests, communications, consents and demands shall be made in writing and shall be (i) sent by registered or certified mail, first class, postage prepaid, return receipt requested, or (ii) delivered by hand, electronic transmission, facsimile transmission, or messenger to the party being notified at the party’s address specified below that party’s signature block or such other address as the addressee may subsequently notify the other Parties of in writing.

16. Attorneys’ fees. In the event Executive is required to engage in legal action, whether before a court of competent jurisdiction or in arbitration, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of his rights under this Agreement, and such action results in a final judgment in favor of Executive, then the Company shall reimburse the Executive for all legal fees and expenses incurred by Executive in asserting or defending his rights hereunder. Furthermore, if following a Change of Control Executive must bring a claim to enforce Executive’s rights, and such claim results in payments to Executive, then whether or not reduced to a final judgment, Executive shall be reimbursed for reasonable legal fees incurred.

17. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

18. Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall ensure that Executive is covered under the Company’s directors’ and officers’ insurance to the maximum extent permitted by law and shall not allow such coverage to lapse as a result of the Executive’s termination of employment or otherwise.

[Signatures on following page]

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On behalf of: Bright Green Corporation		Executive

Signature		Signature:

Name:	Terry Rafih	Name:	Edward A. Robinson

As (Title):	Chairman

Date:		Date:	April 8, 2022
		Address:	386 Tom Morris Drive Weems, Virginia 22576

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